LILIEN SYSTEMS

June 20, 2014.

Craig Harper
475 Boynton Ave.
Berkeley, CA 94707
(510) 502-1729
craig.harper@me.com

Craig:

I would like to formally extend you a conditional offer to join Lilien Systems ("the Company" aka "Lilien") as a full-time, salaried employee in the position of Chief Technology Officer – Sysorex. Your responsibilities will be as stated on the CTO Job Description, and as otherwise directed by the Company.

Your effective start date will be on or around June 24, 2014. Should you accept, you will report to me, Nadir Ali, CEO – Sysorex.

Please find the details of the compensation and benefits offer below, additional details are contained in the Supplemental Offer Letter Terms and Conditions.

Compensation
Your compensation will be broken into three distinct categories: Base Salary, Lilien Systems Profitability Bonus, AirPatrol Revenue Bonus, and Sales Commission.

Base Salary Compensation
Lilien Systems will pay you a base salary of $200,000 per year.

Lilien Profitability Bonus
Your Quarterly Lilien Profitability Bonus is based upon the company's quarterly Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Percentage. EBITDA is Gross Revenue minus Cost of Goods Sold and all Operating Expenses (excluding interest, income taxes, depreciation and amortization). EBITDA % is EBITDA divided by Gross Revenue.

Quarterly EBITDA %	Quarterly Bonus Amount
< 1.00%	$0
1.00%	$4,000
2.00%	$8,000
3.00%	$12,000
4.00%	$16,000
5.00%	$20,000

LILIEN SYSTEMS

Sysorex Gross Profit Bonus
Your Sysorex Gross Profit Bonus compensation plan covers all Sysorex Global Holdings Corporation's Gross Profit (Net Revenues minus Cost of Sales) as reported on Sysorex's Quarterly SEC Filings (this amount was $4,350,468 on the 10-Q filed 5/15/14). This plan is based on calendar quarters. Your Quarterly Sales Gross Profit Goals are:

Quarter	Quarterly Gross Profit Goal
2014 Q3	$8,800,000
2014 Q4	$10,700,000

The Sysorex Gross Profit Bonus amounts are as follows:

% of Goal	Quarterly Bonus
< 70%	$0
70%	$4,000
85%	$8,000
100%	$12,000
115%	$16,000
130%	$20,000

Quarterly Sales Commission
Your Quarterly Sales Commission plan covers Gross Profit for all Lilien products and services sold by Lilien into the following accounts (because of your connections): AT&T, Dubai World's Fair, Dubai Royal Family TV Station, The Coca-Cola Company, Nordstrom, Caesars Entertainment, Starbucks and Capital One. Commission will be 5% of Gross Profit (GP) – GP is recognized upon Lilien invoicing the customer.

Auto Allowance
Auto allowance is $585.00 per month, payable $292.50 semi-monthly.

Stock Options
Subject to Board approval, you will be given 75,000 Sysorex Employee Stock Options subject to the terms and conditions of Sysorex's Stock Option Plan and Stock Option Agreement. These options will vest over a period of four years beginning on the first anniversary of your hire date.

Benefits
You will be eligible for all the benefits Lilien Systems normally provides to its full-time employees, including health insurance, long-term disability insurance, a retirement plan and paid vacation. Your position also provides for the following benefits: a company PDA with cellular phone and data service or reimbursement, an auto allowance or mileage expense reimbursement, paid certification training and necessary business travel. These benefits are outlined in the Employee Handbook, a copy of which will be provided to you.

Paid Time Off	13 vacation days per year, 9 paid holidays, and up to 6 days paid sick leave
Cell phone / PDA	Company provided or reimbursed
Long-Term Disability Insurance	60% of average W-2 compensation to retirement
Retirement Plan	401(k) plan with brokerage account option

Expected Earnings
Here are your Expected Earnings under this offer:

Compensation / Benefit	Baseline	On Target Earnings	130% of Goal
Base Salary	$200,000	$200,000	$200,000
Lilien Profitability Bonus	$0	$48,000	$80,000
Sysorex Gross Profit Bonus	$0	$48,000	$80,000
Quarterly Sales Commission	$0	Unknown	Unknown
Auto Allowance	$7,020	$7,020	$7,020
Total Annual Compensation	**$207,020**	**$303,020**	**$367,020**

The Team
Lilien has been in business for over 30 years and brings unsurpassed commitment, technical expertise, and business vision to each and every customer. At the heart of our commitment to superior service are our employees – solution architects, engineers, account managers and customer service staff, all focused on delivering the best solutions for our customers. We pride ourselves on hiring the best and brightest employees and providing them with a professional and friendly environment in which to work.

We invite you to join the Sysorex family and look forward to enjoying a long and mutually beneficial relationship; we believe that you possess the skills and traits that will allow you to be very successful in this position.

To indicate your acceptance of the Company's offer, which is subject to the Supplemental Offer Letter Terms and Conditions, please sign this letter using DocuSign.

Sincerely,

DocuSigned by:
Nadir Ali
5E350B3FF7B1480...
6/20/2014

Nadir Ali
CEO – Sysorex

Accepted By:

DocuSigned by:
Craig Harper
0F5B0F9AC71040D...
6/20/2014

Craig Harper

Entire Agreement
Please understand that this does not constitute a contract of employment for any length of time.

Should you accept this offer, your employment will be on an at-will basis, meaning that the Company can terminate your employment or you can resign at any time with or without prior notice or cause.

Neither this letter nor the at-will nature of your employment may be modified except by a written agreement, signed by you and an authorized Company representative. The provisions of this letter are severable, and if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. The Offer Letter and Supplemental Offer Letter Terms and Conditions sets forth the entire agreement and understanding regarding the matters addressed herein and supersedes any and all previous agreements or understandings between you and the Company, whether written or oral (other than the Employee Handbook, a Confidentiality and Non-Solicitation Agreement, Arbitration Agreement, and other documents you may sign upon your hire). The Company reserves the right to alter or modify the terms and/or conditions of your employment on an at-will basis.

This is a W-4 classification of employment, meaning that taxes will be deducted from your paychecks, and you will receive a W-2 at the end of the tax year. At this time, the Company is not aware of any deductions that will be made from your pay.

Introductory Period
The first ninety (90) days of your employment is an introductory period. The Company will closely monitor your employment during this period. This is also your opportunity to determine whether your position suits you. In short, the introductory period is a mutual opportunity to assess one another.

Throughout the introductory period, the Company will assess your selection as an employee. Employees who fail to demonstrate the commitment, performance and attitude expected by the Company may be terminated at any time during the introductory period. However, completion of the introductory period does not change or alter the at-will employment relationship. You continue to have the right to terminate your employment at any time, with or without notice, and the Company has a similar right.

Salary
Base salary will be paid semimonthly (twice per month; on the 15th and end of month).

Lilien Profitability Bonus
Please note that the Lilien Profitability Bonus amounts are not stackable. In addition, Lilien Systems reserves the right to adjust the quarterly goals and bonus amounts in its discretion, on written notice to you.

Lilien Profitability Bonus is payable within 60 days following the end of the calendar quarter – for example, Q1 (Jan-Mar) Compensation will be paid by the end of May. This compensation will not be prorated for a partial quarter of employment – if you leave Lilien Systems for any reason, mid-

quarter, you will not receive any portion of the Lilien Profitability Bonus for that quarter. You must be employed in good standing (including compliance with all company policies including up to date expense reports) by Lilien Systems at the time Lilien Profitability Bonus is paid in order to be eligible to receive it.

Sysorex Gross Profit Bonus
Please note that the Sysorex Gross Profit Bonus amounts are not stackable. In addition, Lilien Systems reserves the right to adjust the quarterly goals and bonus amounts in its discretion, on written notice to you.

Sysorex Gross Profit Bonus Bonus is payable within 60 days following the end of the calendar quarter – for example, Q1 (Jan-Mar) Compensation will be paid by the end of May. This compensation will not be prorated for a partial quarter of employment – if you leave Lilien Systems for any reason, mid-quarter, you will not receive any portion of the Sysorex Gross Profit Bonus for that quarter. You must be employed in good standing (including compliance with all company policies including up to date expense reports) by Lilien Systems at the time Sysorex Gross Profit Bonus is paid in order to be eligible to receive it.

Quarterly Sales Commission
Lilien Systems reserves the right to adjust your Quarterly Sales Commission goals and rates on written notice to you. Quarterly Sales Commission is payable within 60 days following the end of the calendar quarter – for example, Q1 (Jan-Mar) Commission will be paid by the end of May. This Quarterly Sales Commission will not be prorated for a partial quarter of employment – if you leave Lilien Systems for any reason, mid-quarter, you will not be eligible for any portion of the Quarterly Sales Commission for that quarter. In addition, Lilien Systems reserves the right to adjust the quarterly goals and commission rates in its discretion, on written notice to you.

Auto Allowance
In order to receive auto allowance you must have a valid driver's license, a vehicle in good working order, and proof of insurance. If any of these conditions are not met (including your vehicle being inoperable for more than ten days) you must notify your supervisor and human resources immediately. Failure to meet these conditions will result in suspension of auto allowance payments.

Performance Reviews
Your performance will be reviewed periodically, with your first formal review approximately one year after hire, and you will have a formal performance and salary review each year on or about the anniversary of your original hire. This assumes of course that you remain with the Company for that length of time. As stated above, you are and will remain an at-will employee.

Standard Benefits
You will be eligible for all the benefits Lilien Systems normally provides to its full-time employees, including health insurance, long-term disability insurance, a retirement plan and paid vacation. These benefits are outlined in the Employee Handbook, a copy of which will be provided to you.

Health Benefits and Insurance

Lilien Systems belongs to a Professional Employer Organization (PEO). The health insurance plans include Aetna and Kaiser Permanente (HMO, PPO and HSA-Compatible plans available). The company will pay 100% of the employee's individual monthly health insurance premium for a selected plan from each carrier. The company does not pay for spouse or family coverage.

Premiums above the employee's base premium are deducted from employee paychecks, but can be deducted on a pre-tax basis through our Section 125 Premium Only Plan. The Section 125 Flexible Spending Account Plan is offered through ADP (reimbursement of qualified out-of-pocket medical, dental and vision expenses, as well as dependent care expenses). You become eligible to enroll in the health insurance and Section 125 Plan effective the first day of the month following your hire date. The company pays for long-term disability insurance coverage for you in full.

Retirement Plan

We also have a 401(k) plan, allowing you to invest up to 15% of your annual compensation into a retirement account (up to the limit allowed by Federal law, which is $17,500 for 2014). There is a 90-day waiting period to enroll in the 401(k) plan.

Documentation

As a condition of employment, you will be required to sign the Employee Proprietary Information and Inventions Agreement, which will apply during your employment with the Company and thereafter. We also request that you sign the Mutual Agreement to Arbitrate Claims. These Agreements will be provided for your review. Upon acceptance of this offer of employment, the Agreements must be signed in the presence of, and witnessed by your hiring manager or an officer of the Company.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Likewise, this offer is subject to revocation subject to the discovery of any substantive misrepresentation which may be discovered upon investigation of references, employment history, etc. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Marin County, California.

Acknowledged by:

DocuSigned by:
Craig Harper
0F5B0F9AC71040D...

6/20/2014

Craig Harper